UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2023

Ambrx Biopharma Inc.

(Exact name of Registrant as Specified in Its Charter)

Cayman Islands	001-40505	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10975 North Torrey Pines Road La Jolla, California		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 875-2400

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value US $0.0001 per share*	N/A	Nasdaq Global Select Market *

American Depositary Shares, each representing seven ordinary shares, par value US $0.0001 per share	AMAM	Nasdaq Global Select Market

*

Not for trading, but only in connection with the listing of the American depositary shares on the Nasdaq Global Select Market. The American depositary shares represent the right to receive the ordinary shares and are being registered under the Securities Act of 1933 pursuant to a separate Registration Statement on Form F-6. Accordingly, the American depositary shares are exempt from registration under Section 12(a) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12a-8 thereunder.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

Effective September 1, 2023, the board of directors (the “Board”) of Ambrx Biopharma Inc. (the “Company”), with the recommendation of the Nominating and Corporate Governance Committee, appointed Dr. Margaret R. Dalesandro, Ph.D. as a member of the Board. At this time, the Board has not made determinations as to committee assignments for Dr. Dalesandro.

Dr. Dalesandro will fill a vacancy on the Board, will be considered a Class I director and will serve as a director until our Annual General Meeting of Shareholders in 2026 or until her successor shall have been elected and qualified subject to her earlier death, resignation, retirement, disqualification or removal.

Margaret R. Dalesandro, Ph.D., is an accomplished biopharmaceutical executive with over 30 years of experience in drug development and commercialization. In addition to her strong immunobiology background, she has in-depth expertise in program and portfolio management, clinical and business development, and strategic planning. She is currently president of Brecon Pharma Consulting LLC, a full-service pharmaceutical and biotechnology consultant firm focused on identifying and obtaining critical information early in product development, which she founded in 2012. Previously, Dr. Dalesandro held senior executive leadership positions contributing significantly to the approval of groundbreaking drugs, including in the fields of oncology, cardiology, inflammation, and ophthalmology. As vice president and founder of the project, portfolio, and alliance management team at ImClone Systems, she managed the successful development of ERBITUX (anti-EGFR) and the other oncology portfolio products including CYRAMZA (anti-VEGFR2), which contributed to the $6.5 billion sale of ImClone Systems to Eli Lilly in 2008. Prior to this, Dr. Dalesandro served as executive director of global product strategy and product/portfolio management at GlaxoSmithKline PLC. In this role she was responsible for overseeing the clinical development and commercial strategy for assets in development as well as leading the due diligence team in evaluating in-licensing opportunities. Dr. Dalesandro spent the early years of her career as Director of Immunobiology and Diagnostic research at Centocor, Inc. (now a subsidiary of Johnson & Johnson) where she contributed significantly to the successful development of REMICADE (Infliximab), a first in class antibody for the treatment of autoimmune inflammatory diseases including rheumatoid arthritis and Crohn’s disease.

Dr. Dalesandro holds M.A. and Ph.D. degrees in biochemistry from Bryn Mawr College and completed a National Institutes of Health postdoctoral fellowship in molecular immunology at Wake Forest University. From April 2019 to December 2021, she was a member, including serving as chair, of the board of directors and the compensation committee of OncoSec Medical Incorporated. She is currently a member of the boards of directors of Seelos Therapeutics and Skye Biosciences where, on each of these boards, she chairs the nominating and corporate governance committees and is a member of the audit and compensation committees. Our Board and Nominating and Corporate Governance Committee believe that Dr. Dalesandro’s extensive experience as an executive and member of public company boards in the pharmaceutical and biotechnology sectors qualifies her to serve on our Board.

There are no arrangements or understandings between Dr. Dalesandro and any other persons pursuant to which Dr. Dalesandro was selected as a director of the Company. There are no family relationships between Dr. Dalesandro and any other director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Dr. Dalesandro is expected to enter into an indemnification agreement with the Company, the form of which was previously filed as Exhibit 10.11 to the Company’s Registration Statement on Form F-1 filed with the SEC on May 28, 2021. Dr. Dalesandro will receive compensation in accordance with the Company’s standard compensatory program for non-employee directors. Dr. Dalesandro qualifies as an independent director under the independence requirements set forth under Rule 5605(a)(2) of the Nasdaq Listing Rules and applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMBRX BIOPHARMA INC.
(Registrant)

Date: September 6, 2023	By:	/s/ Sonja Nelson
	Name:	Sonja Nelson
	Title:	Chief Financial Officer